Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT: Paul Rosengren
May 10, 2006	(USA) - (201) 417-8825
paul.rosengren@pseg.com

PSEG GLOBAL TO SELL OWNERSHIP INTEREST IN RGE TO CPFL

(May 10, 2006 - Newark, NJ) - PSEG Global, a subsidiary of PSEG, announced today that it has reached an agreement for Companhia Paulista de Forcae Luz (CPFL) to purchase PSEG Global’s 32% ownership interest in RGE, a Brazilian electric distribution company with approximately 1.1 million customers. The sale is expected to close prior to the end of the second quarter of 2006, subject to approvals. CPFL, a publicly traded Brazilian company, owns the remainder of RGE, as well as other electric distribution and generation companies.

“This sale is consistent with Global’s strategy to sell assets and reduce foreign risk exposure, where prudent,” said Matthew McGrath, vice president, COO and general counsel, PSEG Global. McGrath indicated that cash sale proceeds are expected to be approximately $185 million. The transaction will result in an after-tax loss of approximately $170 million which will be recorded in the second quarter of 2006. The loss primarily relates to the devaluation of the Brazilian Real that occurred since Global acquired its interests in RGE in 1997.

This is PSEG Global’s second major asset sale recently announced. In January it entered into an agreement for the sale of its ownership interests in its two electric generating facilities in Poland (Elcho and Skawina) to CEZ, the largest electric power company in Central and Eastern Europe. Final regulatory approval is expected shortly with closing later this month.

Together, the sales of RGE, Elcho and Skawina will generate net proceeds after taxes of approximately $600 million and result in a net after-tax gain of approximately $25 million and a net increase in equity of over $225 million. The use of the proceeds is being evaluated and could include potential debt redemption and loans and/or dividends to PSEG.

PSEG (NYSE: PEG) is a diversified energy company. Its principal subsidiaries include PSEG Energy Holdings, which invests in electric and gas distribution systems and generation companies in the USA and around the world; PSEG Power which owns and operates more than 14,000 MW in the USA; and PSE&G, a gas and electric distribution company in New Jersey, USA. PSEG Global is a direct subsidiary of PSEG Holdings. PSEG has announced its intention, following regulatory approvals, to merge with Exelon Corporation of Chicago, Illinois.

FORWARD-LOOKING STATEMENT

The statements contained in this communication about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (SEC). A discussion of other risks associated with the proposed merger with Exelon Corporation is included in the definitive joint proxy statement/prospectus that Exelon filed with the SEC. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this communication. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our estimates change, unless otherwise required by applicable securities laws.

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